Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 1 to Registration Statement No. 333-169535 on Form S-11 of our report dated March 29, 2012, relating to the consolidated financial statements and financial statement schedule of Cole Real Estate Income Strategy (Daily NAV), Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Cole Real Estate Income Strategy (Daily NAV), Inc. for the year end December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

April 12, 2012